UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

January 17, 2018 (January 14, 2018)
Date of Report (Date of earliest event reported)

DENTSPLY SIRONA Inc.
(Exact name of registrant as specified in its charter)

0-16211
(Commission File Number)

Delaware	39-1434669
(State of Incorporation)	(IRS Employer Identification No.)

221 West Philadelphia Street,
York, Pennsylvania	17401-2991
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:     (717) 845-7511

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On January 14, 2018, DENTSPLY SIRONA Inc. (the “Company”) appointed Donald M. Casey Jr. as the Chief Executive Officer of the Company and as a member of the Company’s Board of Directors, in each case effective February 12, 2018.  Effective as of that date, Mr. Casey will succeed Mark A. Thierer, who has served as Interim Chief Executive Officer since September 28, 2017.

Mr. Casey, age 58, is currently the Chief Executive Officer of the Medical segment of Cardinal Health, Inc., a position he has held since 2012.  From 2010 to 2012, Mr. Casey served as Chief Executive Officer of the Gary and Mary West Wireless Health Institute, a non-profit research organization focused on lowering the cost of health care through novel technology solutions.  Prior to that, Mr. Casey held various positions with Johnson & Johnson.  Mr. Casey has been a director of West Corporation since 2015.

The Company has entered into an employment agreement with Mr. Casey pursuant to which he will serve as Chief Executive Officer of the Company and, at any time during which the office of President of the Company is vacant, as its President.  The employment agreement has a term of three years, which will renew for successive two-year periods absent 90 days’ notice by either party.  Mr. Casey will be paid an annual base salary of $925,000, be eligible for a target annual bonus of 120% of base salary (on a pro-rated basis for 2018), be eligible for annual long-term incentive compensation with a grant date fair value of $4 million, receive a starting equity grant (weighted equally between stock options and performance stock units) with a grant date fair value of $1 million generally vesting after three years subject to continued employment, and receive two awards intended to compensate him for incentive compensation he will forfeit by reason of leaving his current employer, a $500,000 cash payment that is repayable if he voluntarily terminates his employment within one year and a restricted stock unit award with a grant date fair value of $4.2 million generally vesting subject to continued employment over three years at the rate 25%, 25% and 50% per annum, respectively.

If Mr. Casey’s employment is terminated by the Company without cause or by Mr. Casey for good reason, then (subject to execution of a release of claims if the termination occurs before a change in control of the Company), he would be paid an amount equal to two times the sum of his salary and target bonus over two years (in a lump sum if the termination occurs following a change in control), a pro-rata actual annual bonus, and an amount equal to two years of continued medical and retirement benefits, he would be eligible for two years of certain welfare benefit continuation subject to his paying the applicable employee premium cost and (if the termination occurs before a change in control) eighteen months of outplacement assistance, and, subject to different treatment that may be applicable upon a change in control, he would be credited with an additional two years of service for equity award vesting purposes.

The agreement also subjects Mr. Casey to certain confidentiality obligations and two-year noncompetition/nonsolicitation restrictions.

The foregoing summary of Mr. Casey’s employment agreement is qualified in its entirety by reference to the text of the agreement, which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Item 8.01   Other Events.

On January 17, 2018, the Company issued a press release announcing the appointment of Mr. Casey.  A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d)   Exhibits:

10.1          Employment Agreement between DENTSPLY SIRONA Inc. and Donald M. Casey, Jr., entered into as of February 12, 2018

99.1          DENTSPLY SIRONA Inc. press release dated January 17, 2018

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DENTSPLY SIRONA Inc.

By:	/s/ Keith J. Ebling
Keith J. Ebling
Executive Vice President, Secretary and
General Counsel

Date: January 17, 2018